Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of FG Group Holdings Inc. (the “Company”) of our report dated March 16, 2023, relating to our audit of the Company’s consolidated financial statements as of December 31, 2022 and 2021, and for the years then ended, included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California
May 5, 2023